[LOGO]

MANNING ELLIOTTT                 11th floor, 1050 West Pender Street, Vancouver, BC, Canada V6E 3S7

CHARTERED ACCOUNTANTS                    Phone:604.714.3600 Fax: 604.7143669 Web: manningelliot.com

                                  EXHIBIT 16.1

November 15, 2005

Securities and Exchange Commission 450
Fifth Street, N.W.
Washington, DC USA 20549

Dear Sir or Madam:

Re:   Xenon EcoSolutions Group Inc. ("Issuer")

We have read the statements made by the Issuer, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Issuer's Form 8-K report dated November 11, 2005. We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Murrell, Hall, McIntosh & Co., PLLP.

Yours truly,
MANNING ELLIOTT LLP

/s/ Manning Elliott LLP"